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                                                                    EXHIBIT 5.3

[Letterhead]

April 14, 1998

Canadian Forest Oil Ltd.
800 6th Avenue S.W., Suite 600
Calgary T2P 3G3
Canada

Forest Oil Corporation
1600 Broadway, Suite 2200
Denver, Colorado 80202


                       Canadian Forest Oil Ltd.
                           Offer to Exchange
               8 3/4% Senior Subordinated Notes Due 2007

Ladies and Gentlemen:

As you requested, we have addressed certain of the United States federal income tax consequences to debt holders of 8 3/4% Senior Subordinated Notes due 2007 (the "Old Notes") issued by Canadian Forest Oil Ltd. and unconditionally guaranteed on a senior subordinated basis by Forest Oil Corporation (collectively with Canadian Forest Oil Ltd., the "Company") being offered for Exchange Notes pursuant to the Exchange Offer and described in the Registration Statement on Form S-4 dated April 14, 1998.

Ernst & Young LLP's opinion is limited to the United States federal income tax considerations set forth in the section entitled "Certain United States and Canadian Federal Income Tax Considerations" of the Registration Statement. Ernst & Young's opinion is based upon the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder, and judicial and administrative rulings now outstanding and is subject to challenge by the Internal Revenue Service with respect to the tax treatment of certain matters discussed therein. Our opinion is also based, with respect to certain factual matters, on disclosures made by the Company, in the Registration Statement, which have not been independently verified by us and which, if incorrect or incomplete, could change the tax consequences described in the Registration Statement.

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Forest Oil Corporation                                        April 14, 1998

In our opinion, the discussion entitled "Certain U.S. Federal Income Tax Considerations" contained in the Registration Statement under the caption "Certain United States and Canadian Federal Income Tax Considerations" fairly summarizes the material United States federal income tax consequences to debt holders who hold Exchange Notes pursuant to the Exchange Offer.

Although subsequent legislation, administrative interpretations or judicial decisions, correction or amplification of present factual representations by the Company or changes in factual circumstances may render our opinion incorrect, we assume no responsibility for updating the opinion beyond the date of this letter.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as part of the Registration Statement. This consent does not constitute an admission that we are "experts" within the meaning of such term as used in the Securities Act of 1913.

                                         Very truly yours,

                                         Ernst & Young LLP